DESCRIPTION OF SECURITIES OF
COLUMBUS McKINNON CORPORATION
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Columbus McKinnon Corporation’s (the “Company”) authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of May 24, 2021, there were 28,340,710 shares of common stock issued and outstanding and no shares of our preferred stock outstanding. The following description of our capital stock is a summary only and is derived from our restated certificate of incorporation, as amended (our “Certificate of Incorporation”) and our sixth amended and restated by-laws (our “Bylaws”).

Common Stock

All shares of outstanding common stock are fully paid and non-assessable. The rights, preferences, and privileges of our holders of common stock described below are subject to the rights of the holders of any series of preferred stock that we may designate in the future.

Voting rights.

Holders of common stock are entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors. Our Bylaws provide that, unless a different vote is required by law or the Certificate of Incorporation, all matters, other than the election of directors, are to be decided by the vote of the shares present or represented at a meeting and voting on such matters.

Our Bylaws also provide that a nominee for director shall be elected if the votes cast for such nominee’s election exceeds the votes cast against such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election); provided, however, that a plurality of the votes cast shall be sufficient to elect a director at any duly called or convened meeting of the shareholders, at which a quorum is present, if the Secretary of the Company determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. In any non-contested election, an incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election (each a “Subject Director”) shall immediately tender his or her resignation to the Board of Directors (our “Board”), which shall consider the resignation of such Subject Director in accordance with the requirements set forth in the Bylaws.

There is no cumulative voting. Therefore, the holders of a majority of the shares of common stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any outstanding preferred stock, if any.

Liquidation.

In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding preferred stock, if any, our remaining assets will be distributed ratably among the holders of our common stock.

Pre-emption or similar rights.

There are no pre-emptive or other rights to subscribe for any of our shares or securities. Our common stock is not subject to any conversion, redemption or sinking fund provisions.

No Restrictions on transfer in Certificate of Incorporation or Bylaws

Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock.

Dividends.

Holders of shares of common stock are entitled to receive dividends, if, as and when such dividends are declared by our Board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock, if any.

Transfer agent and registrar.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Listing.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CMCO.”

Certain provisions of the Certificate of Incorporation and Bylaws.

Number, Vacancies and Removal of Directors. The Board is not classified and our directors are elected annually at our annual meeting of shareholders. The number of our directors may be fixed from time to time by a resolution adopted by a majority of our directors then in office, but the Board may not consist of fewer than three nor more than nine directors. A director may be removed for cause only by the vote of a majority of the directors then in office; provided, however, that such removal may only be for cause. Any director vacancies for any reason other than from newly created directorships may be filled by a vote of a majority of directors then in office. Any newly created directorships resulting from an increase in the number of our directors may be filled by a vote of a majority of our entire Board, inclusive of vacancies. These provisions may have the effect of preventing our shareholders from removing incumbent directors, increasing the size or number of our directors or filling vacancies on the Board without the support of our incumbent directors.

Shareholder Meetings. Matters may be brought by our shareholders before an annual or special meeting only in compliance with certain notice procedures contained in our Bylaws. Our shareholders may bring before an annual meeting a proposal or a nomination for director only if the shareholder delivers a notice of such proposal or nomination to our Secretary not less than 90 and no more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. A proposal notice must state the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal. A notice regarding nomination of a person for director must contain certain information regarding the person nominated, including the number of shares of capital stock of the Company held by such person. Any matters acted upon at a special meeting of our shareholders are limited to only those matters set forth on our notice of meeting. In the event that we call a special meeting for the purpose of electing directors, a nomination for director may be made by a shareholder if the shareholder has provided notice of the nomination to our Secretary not later than the close of business on the tenth day following the public announcement of the special meeting. A special meeting of our shareholders can be called only by the Chairman of our Board or our President.

Authorized but Unissued Shares.

Subject to the requirements of the Nasdaq Stock Market and other applicable law, our authorized but unissued shares of common stock may be available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.

New York anti-takeover law

We are subject to the provisions of Section 912 of the New York Business Corporation Law (the “BCL”), which prohibits certain business combinations with interested shareholders and prevents certain persons from making a takeover bid for a New York corporation unless certain prescribed requirements are satisfied. Section 912 of the BCL defines an “interested shareholder” as any person that:

•is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or

•is an affiliate or associate of the corporation and at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation’s then outstanding voting stock.

Section 912 of the BCL provides that a New York corporation may not engage in a business combination, such as a merger, consolidation, recapitalization or disposition of stock, with any interested shareholder for a period of five years from the date that such person first became an interested shareholder unless the business combination or the purchase of stock made by such person was first approved by the board of directors prior to date such person became an interested shareholder.

Additionally, a New York corporation may not engage at any time in any business combination with an interested shareholder unless:

•the business combination or the purchase of stock made by such person is approved by the board of directors prior to the date such person first became an interested shareholder,

•the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting of shareholders occurring no earlier than five years after such person first became an interested shareholder, or

•the consideration to be paid to all of the shareholders in connection with the business combination is (i) at least equal to the greater of (a) the highest price per share paid by the interested shareholder for the interest in the corporation or (b) the market value per share of the stock of the corporation equal to the greater of its value when acquired by the interested shareholder or when the announcement of the business combination was made and (ii) in cash or in the same form of consideration used to acquire the largest number of shares previously acquired by such interested shareholder. Additionally, after such person has become an interested shareholder and prior to the consummation of the business combination, the interested shareholder may not, subject to certain exceptions, become the beneficial owner of any additional shares of voting stock of such corporation.

The effect of Section 912 of the BCL may be to delay or prevent the consummation of a transaction, which is favored by a majority of shareholders.

Preferred Stock

Our Board is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The Board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.